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Exhibit 21

WESTAMERICA BANCORPORATION
SUBSIDIARIES AS OF DECEMBER 31, 1995


                                       State of Incorporation

     Westamerica Bank                        California

     Napa Valley Bank                        California

     Bank of Lake County                     California

     Community Banker Services Corporation   California

     Westcore                                California

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